1993
                         AMENDED AND RESTATED
                         COAL SUPPLY AGREEMENT

     This 1993 Amended and Restated Coal Supply Agreement is made and entered into this 31st day of March, 1993, by and among Amax Coal West, Inc., a Delaware corporation ("Seller"), and Western Resources, Inc., a Kansas corporation (WRI); Kansas Gas and Electric Company, a Kansas corporation; Missouri Public Service, a division of UtiliCorp United Inc., a Delaware corporation; and WestPlains Energy, a division of UtiliCorp United Inc., a Delaware corporation, (collectively referred to herein as "Buyers")
                              WITNESSETH:
     WHEREAS, Buyers are public utilities that render electric utility service to certain areas within the States of Kansas, Missouri, and Colorado; and

     WHEREAS, Seller and WRI (formerly known as The Kansas Power and Light Company) entered into a Coal Supply Agreement for the sale and purchase of coal dated July 1, 1973, as such has been amended from time to time; and

     WHEREAS, Buyers desire to secure a supply of coal in the quantity and of the quality hereinafter specified, suitable for use in Units 1, 2, and 3, and, upon construction and commencement of operation, in unit 4 of the Jeffrey Energy Center situated in Pottawatomie County, Kansas (the "Energy Center") and deliveries thereof for said Units as hereinafter set forth; and

     WHEREAS, Seller has represented to Buyers that it is experienced in the commercial production of coal and that it now owns, has leased or controls by location (as such phrase is commonly used in the coal industry) certain coal reserves that are assigned to its present surface mining operation located near Gillette, Wyoming and known as the Eagle Butte Mine (hereinafter referred to as the "Mine") as shown on Exhibit A attached hereto and hereby made a part hereof and that said reserves of coal have the quantity, quality and characteristics hereinafter specified; and

     WHEREAS, Seller desires to mine coal from the Mine and sell the same to Buyers for utilization in the Energy Center, and Buyers desire to buy such coal from Seller; and

     WHEREAS, the parties hereto desire to set forth their mutual understandings and covenants with regard to the aforesaid coal supply arrangements.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and undertakings of the parties herein contained, Seller agrees to sell and deliver to Buyers, and Buyers agree to buy and accept delivery of coal from Seller subject to the following terms, conditions and provisions:

     Section 1.      Definitions.
     For purposes of this Agreement:
     (a) "Additional Charge" shall apply only to Coal requested by Buyers pursuant to Section 5(b) hereof and shall be an amount equal to $0.0150 per MMBtu effective January 1, 1993, as adjusted pursuant to Section 8(d) hereof.

     (b) "Adjustment Quarter" is defined in regard to adjustments and calculations made hereunder as the Quarter for which such adjustments or calculations are being made.
     (c) "Agent/Operator" is defined as Western Resources, Inc., a Kansas corporation, formerly known as The Kansas Power and Light Company, which is the operator of the Energy Center for Buyers and shall serve as agent for Buyers under this Agreement.
     (d) "Agreement" is defined as this 1993 Amended and Restated Coal Supply Agreement.
     (e) "Alternate Source Coal" shall have the meaning ascribed to it in Section 5(c) hereof.
     (f) "Alternate Source Mine" shall have the meaning ascribed to it in Section 5(c) hereof.
     (g) "Amax Land Royalties" is defined as all Royalties except those Royalties set out in section l(rr)(i) hereof.
     (h) "Annual Base Quantity" is defined as the minimum number of Btu's to be sold, purchased and delivered under this Agreement for each Contract Year during the Term pursuant to the provisions of Section 3(b) hereof.
     (i) "as received basis" shall have the meaning ascribed to it in ASTM Standard D-3180.
     (j)  "ASTM" means the American Society for Testing and
Materials.
     (k) "Basic Source Coal" means coal shipped from the Mine or Belle Ayr Mine.
     (l)  "Btu's" are defined as British thermal units.
     (m) "Business Day" means any calendar day other than a Saturday, Sunday or legal holiday recognized and observed by the Federal Government.

     (n) "Buyers" shall have the meaning ascribed to it in the preamble hereof.
     (o) "Coal" means coal to be delivered by Seller and purchased by Buyers pursuant hereto.
     (p) "Competitive Offer" shall have the meaning ascribed to it in Section 3(c) hereof.
     (q) "Consultant" shall mean an employee or person otherwise affiliated with one of the entities listed in Exhibit K, attached hereto and hereby made a part hereof, as the same may be amended from time to time.

     (r)  "Contract Year" means a calendar year.

     (s)  "Current Index" is defined:

      (i) for published indices determined on a monthly basis, as the arithmetic mean of the available monthly index values for the second and third Quarters preceding an Adjustment Quarter; provided, if less than three monthly index values are available for any such two-Quarter period, then the provisions of Section 8(e) hereof shall apply; and

      (ii) for published indices determined on a Quarterly basis, as the arithmetic mean of the available Quarterly index values for the second and third Quarters preceding an Adjustment Quarter; provided, if less than two Quarterly index values are available for any such two-Quarter period, then the provisions of Section 8(e) hereof shall apply.

     (t) "Deficient Quantity" is defined as the difference, but not less than zero, obtained by subtracting the total quantity of Btu's purchased under this Agreement in a Contract Year from the Annual Base Quantity (less any adjustments allowed pursuant to the terms of this Agreement) Buyers are required to purchase during such Contract Year pursuant to Section 3(b) hereof.
     (u) "Deficient Quantity Charge" shall be an amount equal to $0.3163/MMBtu effective for Contract Year 1993, and shall thereafter be calculated pursuant to Section 4(a) hereof.
     (v)  "Dispute" shall have the meaning ascribed to it in
Section 16 hereof.
     (w) "Energy Center" shall have the meaning ascribed to it in the preamble hereof.
     (x) "Force Majeure" shall have the meaning ascribed to it in Section 13 hereof.
     (y) "IC" (Indexed Component) is defined as that component of the Price which shall be adjusted pursuant to Section 8(a)(ii) or Section 8(c) hereof.
     (z) "ICIP" (Indexed Component of Incremental Price) is defined as that component of the Incremental Price which shall be adjusted pursuant to Section 8(b)(ii) or Section 8(c), or redetermined pursuant to Section 8(b)(iii) hereof.
     (aa) "Incremental Price" (IP) is defined as the dollars per MMBtu to be paid by Buyers to Seller pursuant to Section 7 hereof, as adjusted pursuant to Section 8(b) or Section 8(c), or redetermined pursuant to Section 8(b)(iii) hereof, for all Incremental Quantity Coal, except for Off-Specification Coal which shall be priced pursuant to Section 6(b) hereof.
     (bb) "Incremental Quantity Coal" is defined as all quantity of Coal delivered hereunder during any Contract Year in excess of the Annual Base Quantity for that Contract Year.
     (cc) "Invoiced Items" shall have the meaning ascribed to it in Section 12(d) hereof.
     (dd) "Market Price" shall mean those determinations made by Consultants pursuant to Section 8(b)(iii) hereof.
     (ee) "Mine" shall have the meaning ascribed to it in the
preamble hereof.
     (ff) "MMBtu" is defined as one million Btu's.
     (gg) "Monthly Base Quantity" shall have the meaning ascribed to it in Section 9(b) hereof.
     (hh) "New Law" is defined as the enactment, repeal or amendment of any federal, state or local law, ordinance, regulation or rule or any judicial, legislative or executive change in the wording, interpretation or enforcement of any federal, state or local law, ordinance, regulation or rule or any mandate, guideline or policy issued pursuant thereto, which affects Seller's cost of mining, producing, processing, hauling or loading Coal at the Mine after December 31, 1992.
     (ii) "Off-Specification Coal" is defined as Coal delivered hereunder which (on an "as received basis") on a monthly weighted average basis, when sampled and analyzed pursuant to Section 11 hereof, has any one of the following specifications:
Coal Characteristics                       Off-Specifications

      Moisture - exceeding                       32.1%

      Ash - exceeding                      7.0 lbs./MMBtu

      Volatile Matter - less than                27.8%

      Fixed Carbon - less than                   26.3%

      Sulfur - exceeding                   0.55 lbs./MMBtu

      Calorific Value - less than          8150 Btu's/lb.

      Ash Fusion (Reducing Atmosphere)

           Initial Deformation - less than     2020 degrees F
           Softening (H=W)    less than        2055 degrees F
           Softening (H=1/2W)    less than       2120 degrees F
           Fluid - less than                   2130 degrees F

      Grindability (Hardgrove Index)-less than 52 (at 20% moisture)

     (jj) "Other Producer" shall have the meaning ascribed to it in Section 3(c)(i) hereof.
     (kk) "Price" is defined as the dollars per MMBtu to be paid by Buyers to Seller pursuant to Section 7 hereof, as calculated pursuant to Section 8(a) and Section 8(c) hereof, for all Annual Base Quantity Coal delivered and accepted hereunder, except for Off-Specification Coal which shall be priced pursuant to Section 6(b) hereof.
     (ll)  "Prior Index" is defined:
      (i)  for the April 1, 1993, Adjustment Quarter:

      (A) for published indices determined on a monthly basis, as the arithmetic mean of the available monthly index values for the second and third Quarters of 1992; provided, if less than three monthly index values are available for this two-Quarter period, then the provisions of Section 8(e) hereof shall apply; and

      (B) for published indices determined on a Quarterly basis, as the arithmetic mean of the available Quarterly index values for the second and third Quarters of 1992; provided, if less than two Quarterly index values are available for this two-Quarter period, then the provisions of Section 8(e) hereof shall apply; and
      (ii) after the April 1, 1993, Adjustment Quarter, as the Current Index from the previous Adjustment Quarter.

     (mm) "Quarter" is defined as the three-month period of time beginning Quarterly.
     (nn) "Quarterly" is defined as occurring each January 1, April 1, July 1 and October 1.
     (oo) "Quarterly Adjustment Ratio" is defined as the sum of the weighted changes of the item indices, described in Columns
(I) and (II) of the PRICE ADJUSTMENT INDEX SOURCES AND WEIGHTS TABLE below, calculated as follows:

      For each item index divide the Current Index by the Prior Index and multiply the result by the fixed percentage weight (changed to a decimal) listed under Column (III) of the PRICE ADJUSTMENT INDEX SOURCES AND WEIGHTS TABLE below. The result of such multiplication for each item index shall then be added to obtain the sum of the weighted changes.


      The value for each index shall be the value as first published in the respective publication listed in the PRICE ADJUSTMENT INDEX SOURCES AND WEIGHTS TABLE below. All calculations to determine the weighted change for each index shall be rounded to four decimal places. The Quarterly Adjustment Ratio shall be calculated to four decimal places. An example of these calculations is shown on Exhibit D attached hereto and hereby made a part hereof.

           PRICE ADJUSTMENT INDEX SOURCES AND WEIGHTS TABLE


    ITEM                                        SOURCE    WEIGHT
     (I)                                         (II)      (III)

1.  Labor
    a.  Average hourly earnings per worker, not
        seasonally adjusted, Private nonfarm
        payrolls, Mining                          (1)      10.0%
    b.  Average hourly earnings, Wyoming, not
        seasonally adjusted                       (2)      10.0%

2.  Materials & Supplies
    a.  Industrial Commodities                    (3)      10.0%
    b.  Intermediate materials, supplies and
        components                                (4)      15.0%
    c.  Mining machinery parts, excluding
        drills Commodity Code 1192-5301           (3)      10.0%

3.  Other
    a.  Gross private domestic investment, Fixed
        investments, Nonresidential, Implicit
        price deflator                             (5)      20.0%

    b.  Gross domestic product,  Business, Nonfarm
        less housing                               (6)       5.0%
    c.  Bituminous coal, Spot sales of prepared
        bituminous coal, Steam electric utilities
        Commodity Code 0512-0209                   (3)     20.0%

4.  Total                                                   100%


(1) Listed under the "Hourly and Weekly Earnings" subsection of "5. Labor Force, Employment and Earnings: of "Current
        Business Statistics" section of Survey of Current
        Business published monthly by the Bureau of Economic
        Analysis of the U. S. Department of Commerce.

(2) Listed under Table C-8 "Average houses and earnings of production workers on manufacturing payrolls in States and selected areas," of Employment and Earnings, published monthly by the Bureau of Labor Statistics, U.S. Department of Labor.

(3) Listed under Table 6 "Producer price indexes and percent changes for commodity groupings and individual items, "of
     Producer Price Indexes published monthly by the Bureau of Labor Statistics, U.S. Department of Labor.

(4) Listed under Table 1 "Producer price indexes and percent changes by state of processing," of Producer Price Indexes, published monthly by the Bureau of Labor Statistics, U. S.
     Department of Labor.

(5) Listed under THE NATIONAL INCOME AND PRODUCT ACCOUNTS, selected NIPA Tables, Table 7.1 "Fixed-Weighted and Alternative Quantity and Price Indexes for Gross Domestic Product" of Survey of Current Business, published monthly by the Bureau of Economic Analysis of the U. S. Department of
      Commerce.

(6) Listed under THE NATIONAL INCOME AND PRODUCT ACCOUNTS, Selected NIPA Tables, Table 7.14 "Implicit Price Deflators for Gross Domestic Product by Section," of Survey of Current
     Business, published monthly by the Bureau of Economic Analysis of the U. S. Department of Commerce.


     (pp) "Reclamation Fee is defined as costs incurred by Seller for Abandoned Mine Land Fees as presently set forth in Part 870 of Title 30, Code of Federal Regulations (1992) and such statutes, rules and regulations as shall be subsequently applicable.
     (qq) "Royalty" or "Royalties" is defined as an amount payable by Seller to a third party for the right or privilege to engage in coal mining activities at the Mine.
     (rr) "RTRC" (Royalties and Tax Related Component) is defined as that component of the Price which shall be calculated pursuant to Section 8(a)(i) hereof and is attributable to:
     (i) Royalties payable to the following third parties and their successors in interest for Coal produced at the
         Mine:

         (A) the United States Department of the Interior as set forth in Federal Coal Leases, W-0313773 and W-78631, and any other coal leases entered into with the United States Department of the Interior subsequent to December 31, 1992, with respect to coal reserves located adjacent to or near the Mine, coal reserves located adjacent to or near the Mine,

         (B) the State of Wyoming as set forth in Wyoming State Coal Lease, 0-27078, and any other coal leases entered into with the State of Wyoming subsequent to December 31, 1992, with respect to coal reserves located adjacent to or near the Mine, and

         (C)  John Organ as set forth in a Letter of Proposed
              Settlement dated January 18, 1969 between Ayrshire
              Collieries corporation and John E. Organ and Eunice
              Organ.

    (ii) costs incurred by Seller at the Mine for;

         (A) Wyoming severance taxes as presently set forth in Wyoming Statues Title 39, the Wyoming Constitution
              Article XV and Regulations of the Wyoming
              Department of Revenue and notices thereunder (1992) and such constitutions, statutes and regulations as shall be subsequently applicable; and
         (B) Campbell County, Wyoming ad valorem taxes on production as set forth in Article XV Section 3 of the Constitution of the State of Wyoming;

   (iii) costs incurred by Seller at the Mine for Federal Black Lung Excise Tax as presently set forth in Section 48.4121-1, Subpart H of Part 48 of Title 26, Code of Federal Regulations (1992) and such statutes, rules and regulations as shall be subsequently applicable;

    (iv) changes in the Federal Statutory Depletion rate from the base rate of 10 percent as set forth in Section 613
          (b) (4) of Title 26, United States Code (1984); and (v) costs incurred by Seller for a New Law which are to be included in the RTRC pursuant to the procedures set forth in Section 8(c) hereof.


      (ss) "RTRCIP" (Royalties and Tax Related Component of Incremental Price) is defined as the RTRC component of the Incremental Price which shall be calculated pursuant to Section 8(b)(i) hereof and is attributable to those items set forth in Section l(rr)(i) through (v) hereof.
     (tt) "Seller" shall have the meaning ascribed to it in the preamble hereof.
     (uu) "Seller's Law Costs" is defined as all changes in Seller's cost of mining, producing, processing, hauling or delivering Coal at the Mine caused by a New Law.
     (vv) "Seller's Scales" means a batch load weighing system or track scales located at the Mine, Belle Ayr Mine or an Alternate Source Mine capable of weighing the Coal to be delivered hereunder.
     (ww) "Survey Period" is defined as the four Quarters subsequent to the date that a New Law first affects Seller's Law Costs.
     (xx)  "Term" shall have the meaning ascribed to it in
Section 2 hereof.
     (yy) "Termination Charge" shall have the meaning ascribed to it in Section 15(a) hereof.
     (zz) "Utilization Cost" shall mean the net additional cost per MMBtu reasonably expected to be incurred by Buyers with respect to the handling and utilization of Alternate Source Coal.
     Whenever used in this Agreement, the terms "cost," "costs," "paid," "payments," and "expenses" shall include all such items whether actually paid by Seller or accrued on Seller's books and records in accordance with generally accepted accounting principles and procedures.

     Section 2.  Term of Agreement.
     (a) Term. The term of this Agreement shall be for a period commencing on January 1, 1993, and ending on December 31, 2020 (the "Term").
     (b) Extension of Term. If Buyers wish to extend the Term for an additional period of up to five years for the purposes of purchasing additional coal hereunder, they shall notify Seller at least 36 months prior to the expiration of the Term. If, within 30 days after receipt of such notice, Seller determines, in its sole judgment, that it will have coal available for sale after the expiration of the Term, it shall notify Buyers of the quantity of coal which will be available. Buyers and Seller shall, within 60 days after Buyers' receipt of such notice, meet in order to arrive at mutually acceptable terms and conditions to cover the sale of such coal. If no mutually acceptable terms and conditions are reached, this Agreement shall not be extended beyond December 31, 2020.

     Section 3.  Quantities of Coal.
     (a) Requirements Contract. This is a requirements contract pursuant to which Buyers shall purchase exclusively from Seller under the terms of this Agreement all coal, except as provided in Sections 6, 13 and 15 hereof, necessary to operate Units 1 - 3 of the Energy Center through December 31, 2020. If Buyers construct and commence operations of Unit 4 of the Energy Center and the Unit utilizes coal then Buyers shall purchase exclusively from Seller all coal to operate that Unit through December 31, 2013. At least 30 days prior to the beginning of each Contract Year, Agent/operator shall provide Seller with a non-binding written forecast of Buyers' estimated Coal requirements for such Contract Year.
     (b) Annual Base Quantity. Subject to Sections 6, 13, and 15 hereof, the Annual Base Quantity of Coal for each Contract Year, which Buyers are obligated to purchase, shall be the minimum number of Btu's respectively set forth opposite such Contract Year below:

    Contract Year              Annual Base Quantity in MMBtu
   1993-2013                      116,200,000
   2014-2020                       74,700,000

     (c) Right of First Refusal - Unit 4. If Buyers, upon construction and commencement of operations, plan to utilize coal to operate Unit 4 between January 1, 2014 and December 31, 2020, then Buyers shall offer Seller the opportunity to provide such coal. Seller may, at its option, exercise the right to sell such quantity of Coal to Buyers on the following terms and conditions:
    (i) Buyers shall obtain one or more bona fide written offers (each a "Competitive Offer") to supply coal to Unit 4 from one or more producers) not affiliated with or controlled by Buyers (each such producer an "Other Producer") and shall submit to Seller: (A) the price per MMBtu F.0.B. Unit 4 from such Competitive Offer(s) ; and, (B) a summary of the other terms and conditions of the Competitive offer(s), including, but not limited to, quality specifications, quantity, term, price adjustment and payment terms, but without revealing the identity of the Other Producer(s). Buyers shall at the same time submit to Seller a verification from the firm of certified public accountants then acting as Agent/Operator's auditor of the accuracy of the price and the summary of the Competitive Offers' terms and conditions.

    (ii) If, within 10 days after receipt of such information from Buyers, Seller agrees to offer a price for coal to be delivered F.O.B. Unit 4 equal to or less than the price from one or more of the other Producer(s) and agrees to all other reasonable terms and conditions of the respective Competitive Offer (s) as stated in the summary, Buyers shall purchase such quantity of coal during such contract term from Seller at such price and on such terms and conditions. If Seller advises Buyers that it does not want to furnish any quantity to Buyers, then Buyers shall have no further obligation to Seller with respect to the purchase of coal for use at Unit 4 during the term of Buyers' contract(s) with the Other Producer(s); provided, Buyers shall not purchase all of or any portion of such quantity from any entity other than the Other Producer(s) which Buyers contracted with; and provided further, if Buyers wish to purchase all or any portion of such quantity from an entity other than the Other Producer(s) which submitted the Competitive Offer(s), it shall first afford Seller the opportunity to furnish such quantity by following the procedures set forth in paragraph (i) above.

  (iii)  Each time Buyers desire to purchase Coal for use in Unit
         4 during the period January 1, 2014 through December 31,
         2020, they shall follow the procedure set forth above.

     Section 4.  Deficient Quantity Charge and Payment.

     (a) Deficient Quantity Charge. For Contract Year 1994 and each Contract Year thereafter, the Deficient Quantity Charge shall be calculated as follows:
         A = B ((AR1 + AR2 + AR3 + AR4)/4)

    Where:

         A=the Deficient Quantity Charge.
         B=the previous Contract Year's Deficient Quantity
         Charge.

    AR1=the Quarterly Adjustment Ratio calculated pursuant to
    Section 1(oo) hereof and in effect on January 1 of the Contract Year during which Buyers incurred the Deficient
    Quantity.

    AR2=
    the Quarterly Adjustment Ratio calculated pursuant to Section
    1(oo) hereof and in effect on April 1 of the Contract Year during which Buyers incurred the Deficient Quantity.

    AR3=
    the Quarterly Adjustment Ratio calculated pursuant to Section
    1(oo) hereof and in effect on July 1 of the Contract Year during which Buyers incurred the Deficient Quantity.

    AR4=
    the Quarterly Adjustment Ratio calculated pursuant to Section
    1(oo) hereof and in effect on October 1 of the Contract Year during which Buyers incurred the Deficient Quantity.

     (b) Deficient Quantity Payment. If, during any Contract Year, Buyers incur Deficient Quantity, then they shall pay Seller an amount determined by multiplying the Deficient Quantity Charge for such Contract Year by the Deficient Quantity. Such amount shall be paid by Buyers in six consecutive equal monthly installments beginning with the first such installment due and payable on or before April 15 of the Contract Year succeeding the Contract Year in which the Deficient Quantity is incurred. Seller, on or before March 1 of such succeeding Contract Year, shall furnish Buyers with an invoice showing the total and monthly amounts due for such Deficient Quantity along with any appropriate documentation supporting the calculation of such amounts. Exhibit I attached hereto and hereby made a part hereof is representative of the actual method and procedure which Buyers and Seller have agreed shall be followed in calculating the Deficient Quantity payment for any applicable Contract Year.

     Section 5.  Source and Dedication; Buyers' Request for Belle
Ayr Mine Coal; Alternate Source Coal; Loading; Deliveries; Title and Risk of Loss.

     (a) Source and Dedication. Basic Source Coal to be delivered by Seller under this Agreement shall be from the Mine; provided, Seller shall have the right at any time, and from time to time, to deliver Coal from Seller's Belle Ayr Mine located near Gillette, Wyoming and shown on Exhibit A hereto to be used by itself or blended with Coal at the Mine; and all such Coal shall be considered to be Basic Source Coal for all purposes hereunder; provided further, if Seller delivers any Basic Source Coal from the Belle Ayr Mine or blends Belle Ayr Coal with Coal at the Mine, it shall notify Agent/Operator in writing prior to the loading of any such Coal or anytime (i) a change is made to return Coal sourcing to the Mine or (ii) it discontinues blending at the Mine. Seller hereby dedicates to Buyers the total quantities of Coal from the Mine that are required, or may be required, to be delivered to Buyers in order for Seller to fulfill the commitments undertaken by it under this Agreement.
     (b) Buyers' Request for Belle Ayr Mine Coal. Buyers shall have the right at any time, and from time to time, to request that Seller deliver Coal during each Contract Year from the Belle Ayr Mine. If Seller, in its sole discretion, agrees to deliver such requested quantity of Coal or portion thereof then the applicable Additional Charge shall be added to the then applicable Price or Incremental Price.
     (c) Alternate Source Coal. (i) Seller, at all times during the Term, shall have the right, but not the obligation, to deliver to Buyers all or part of the Annual Base Quantity from alternate sources ("Alternate Source Coal") without regard to whether or not the source mine or mines are owned or controlled by Seller ("Alternate Source Mines"), so long as such Alternate Source Coal: (A) is delivered to the Energy Center at a cost per MMBtu (defined as including cost of Alternate Source Coal, transportation, loss in transit, any required chemical additive and rail equipment and/or any other items required to deliver Coal in a usable form and including the Utilization Cost) not higher than the cost per MmBtu of Mine Coal delivered to the Energy Center; (B) is of substantially the same or better quality and has substantially the same or better characteristics as required for Basic Source Coal pursuant to Section 6(a) hereof;
(C) enables Buyers, by performance or by compromise agreeable to Buyers, Seller and Buyers' rail carrier, to comply with Buyers' obligations under transportation agreements in existence and in effect at the time of delivery; and (D) has been approved by Buyers in their reasonable discretion pursuant to the procedures set forth below.
    (ii) In addition, Seller's right to supply Alternate Source Coal is subject to the following conditions:
    (A) At any time, and from time to time, Seller, if it desires to supply Alternate Source Coal, shall request Agent/Operator's approval for the delivery of Alternate Source Coal. At the time of such request Seller shall provide Agent/Operator with the proximate and ultimate analyses of such Coal and shall make available quantities of such Alternate Source Coal as Agent/operator may reasonably request for purposes of analyzing and testing, including test burns in the Energy Center. All such test Coal shall be priced as though it was Alternate Source Coal purchased hereunder
         by Agent/Operator.   Agent/Operator shall notify Seller
         of its approval or disapproval of such Alternate Source Coal within 30 days of the later of its receipt of (A) Seller's request or (B) the last shipment of such Alternate Source Coal for the test burn. If Agent/Operator has notified Seller that it has approved such Alternate Source Coal, it shall also advise Seller in such notice of the Utilization Cost. Such Utilization Cost shall be fixed and firm for a period of twelve months from the date Agent/Operator so notifies Seller. If Seller desires to deliver such Alternate Source Coal beyond the twelve month period, it shall notify Buyers at least 90 days prior to the expiration of such twelve month period and Buyers, within 60 days of receipt of such notice, shall advise Seller of the Utilization Cost to be effective during the ensuing twelve month period.

    (B) When securing an Alternate Source Coal for shipment to Agent/Operator, Seller shall also secure for Agent/Operator access to and the right to inspect the mining, weighing, sampling and other applicable operations of the Alternate Source Mine.

    (C) The price payable by Buyers for Alternate Source Coal, taking into account the Utilization Cost, shall be calculated pursuant to the procedure set forth in
         Exhibit 0 attached hereto and hereby made a part hereof; provided, if the parties are unable to agree on the Utilization Cost from such Alternate Source Coal and Seller desires to deliver Alternate Source Coal as the result of operational problems, including coal quality, at the Mine or Belle Ayr Mine, then pending resolution of such Utilization Cost, Buyers will take the Alternate Source Coal for such period as long as such Coal meets the other conditions set forth in this section 5(c); provided further, the price for Alternate Source Coal shall not exceed the Price less the Utilization Cost.

     (d) Railcar Loading; Rail Tariff. The Coal to be sold and delivered hereunder shall be loaded F.O.B. railcars at the Mine, Belle Ayr Mine or Alternate Source Mine with freight charges paid by Buyers. Coal shall be loaded into railcars provided by Buyers in accordance with the applicable tariff and/or contract requirements of Buyers, rail carrier(s) for transportation by rail to the Energy Center. Seller agrees to pay all costs, penalties, or increases in freight charges incurred solely due to Seller's failure to comply with those applicable tariff and/or contract requirements relative to loading and weighing time and loaded railcar weight which requirements (i) are set forth in Exhibit M attached hereto and hereby made a part hereof or (ii) might be modified or changed in the future and consented to in writing by Seller, which consent shall not unreasonably be withheld; provided, Seller shall not have to incur any increased cost in order to comply with such new requirements.
     (e) Title and Risk of Loss. Delivery and title to the Coal shall pass to Buyers when a loaded unit train departs the Mine, Belle Ayr Mine or Alternate Source Mine, if applicable, for its ultimate destination. Risk of loss shall follow title.
     (f) Regular Deliveries. Subject to other provisions of this Agreement and taking into account the regularly scheduled holidays and vacation periods of the employees at the Mine, deliveries of Coal hereunder shall be made in approximately equal weekly quantities. Such delivery schedules may be adjusted at any time by mutual agreement between the parties.

     Section 6.  Quality of Coal.
     (a) Coal Specifications. Except if and to the extent that Seller and Buyers may from time to time agree in writing, Coal to be supplied hereunder shall be:
     (i) substantially free from impurities such as, but not limited to, bone, slate, earth, rock, pyrite, wood, tramp metal and mine debris;

    (ii)  sized to a top size of two inches (2"); and

   (iii) of a typical weighted average quality over any monthly period substantially equal to the following specifications, on an "as received basis", as established by analyses of samples taken and analyzed as provided in Section 11 hereof, to-wit:

Coal Characteristics                       Specifications

Moisture                                            31.1%
Ash                                        5.85 lbs./MMBtu
Volatile Matter                                     31.0%
Fixed Carbon                                        33.0%
Sulfur                                     0.43 lbs./MMBtu
Calorific Value                            8300 Btu's/lb.
Ash Fusion (Reducing Atmosphere)
  Initial Deformation                               2185 degrees F
  Softening (H=W)                                   2225 degrees F
  Softening (H=W/2 W)                               2265 degrees F
  Fluid                                             2300 degrees F
  Grindability (Hardgrove Index) 58 (at 20% moisture)
  Free Swelling Index                                  0


     (b) Off-Specification Coal. Seller shall take all reasonable necessary precautions in order to avoid delivering Coal to Buyers that does not meet the above specifications; however, in the event Off-Specification Coal is delivered, Buyers shall pay for all such Off-Specification Coal at a price equivalent to 90 percent of the Price or Incremental Price, as the case may be. In the event the monthly weighted average analysis shows that Off-Specification Coal has been delivered, Buyers have the option to suspend all further shipments until Buyers are reasonably assured by Seller that Seller will be able to deliver Coal which will meet the specifications as set out in
Section 6(a) hereof. If Buyers suspend shipments pursuant to this Section 6(b), then the Annual Base Quantity shall be reduced by an amount equal to the product obtained by multiplying the number of days of such suspension by the result obtained by dividing the Annual Base Quantity by 365.

     Section 7.  Price and Incremental Price: Certain Taxes:
Economic Controls.
     (a) Price and Incremental Price. Buyers shall pay to Seller the Price for Annual Base Quantity Coal and the Incremental Price for Incremental Quantity Coal delivered F.O.B. railcars at the Mine, the Belle Ayr Mine or Alternate source Mine and accepted under this Agreement. The Price shall consist of the IC and RTRC and shall be calculated from time to time as provided for in Section 8(a) hereof. The Incremental Price shall consist of the ICIP and RTRCIP and shall be calculated or redetermined from time to time as provided for in Section 8(b) hereof.
     (b) Certain Taxes. If any sales tax, excise tax, use tax or similar taxes applicable to the sale or use of Coal are levied at or after the point of delivery, Buyers shall either pay such taxes directly or reimburse Seller if Seller has paid such taxes.
     (c) Economic Controls. In the event the effect of any adjustment or redetermination of the Price or Incremental Price provided for herein is hereafter prevented, suspended or limited by any economic controls required or established by applicable laws, rules or regulations promulgated by federal, state, county or local governmental bodies or agencies, then, upon and as of the effective date of the repeal, modification or lapse thereof, in whole or in part, the Price or Incremental Price shall be revised to give effect to all adjustments thereto and redeterminations thereof required or permitted under this Agreement but not theretofore made due to such economic controls. Such revised Price or Incremental Price shall apply (until further adjusted or redetermined from time to time) to all subsequent deliveries of Coal made hereunder.
     Section 8.  Calculation of Price and Incremental Price.
     (a) Price Components. Beginning January 1, 1993, the Price shall consist of two components: RTRC and IC and shall be an amount equal to the sum of such components. The Price shall be calculated from time to time to reflect the respective amounts contained in the RTRC and IC components. Each of these components shall be calculated pursuant to this Section 8. An example of the operation of this Section 8 using hypothetical numbers is set forth in Exhibits B through E and Exhibit G which are attached hereto and hereby made a part hereof. Exhibits B through E and Exhibit G are representative of the actual methods and procedures which Buyers and Seller have agreed shall be followed, except as otherwise provided for in this Agreement, in making the calculations.
     (i) Calculation of RTRC. The RTRC shall be an amount equal to the sum of the values of the items of the RTRC set forth in Sections 8(a)(i)(C),(D),(E),(F), and
          (G) hereof and any items added pursuant to Section 8(c)(i) hereof. Such values shall be calculated Quarterly beginning January 1, 1993, and at any other time that a change occurs in the respective value of any such item included in the RTRC. Calculations shall be made using actual amounts unless such actual amounts are not available in which case reasonable estimated amounts shall be used. Documentation to substantiate the use of such actual or reasonable estimated amounts shall be provided by Seller to Buyers at the time Seller notifies Buyers of any change in the RTRC. If an estimated amount for any item is used in the calculation of the RTRC, then such amount shall be reconciled with the final actual amount of such item as soon as such actual amount becomes known and, if there is a difference between the two such amounts, then an appropriate invoice shall be issued pursuant to Section 9(a) hereof.

          The value for each item of the RTRC and the CP shall be solved to six decimal places. The respective values of the items of the RTRC shall be added together and the result thereof shall be rounded to four decimal places to determine the RTRC. Such calculations shall be made pursuant to the following procedures and formulas:

          (A) The symbols, descriptions, units of measure and data sources used to determine values for the items of the RTRC calculated by equations, set forth in
              Section 8(a)(i)(B) hereof, are set forth in the RTRC EQUATION RELATED SYMBOLS TABLE below:

                  RTRC EQUATION RELATED SYMBOLS TABLE


Symbol  Description            Measure    Units of Data Source
BLR     Federal Black Lung     percent    Title 26 United
        Excise Tax Rate as of             States Codes Section
        the date of adjustment            4121 (1992) and Title
                                          26 Code of Federal
                                          Regulations Section
                                          48.4121-1 (1992)

BLT     Federal Black Lung
        Excise Tax              MMBtu     Section 8(a)(i)(G)

CDR     Current Federal         percent   Title 26 United
        Statutory Depletion               States Code sections
        rate as of the date of            291(a)(2) and
        the adjustment                    613(b)(4) (1992)

CP      Calculated price         MMBtu     Section 8(a)(i)(6)
        variable                           hereof


FDR     Fixed Federal            percent   Title 26 United
        Statutory Depletion                States Code Section
        Rate (10%)                         613(b)(4) (1984)

FRT     All coal produced from    Tons     Seller's records
        Federal leases at the
        Mine subject to
        royalty assessment
        based on percentage of
        value during the three
        months beginning on
        the date of the
        calculation

IC      Indexed Component         $/MMbtu   Section 8(a)(ii)
                                            hereof

MDC     Total Direct Mining         $       Seller's records
        Costs at the Mine
        related to the
        adjustment period as
        calculated by Seller
        and accepted by the
        State of Wyoming

ORG     John Organ Royalty          $/MMBtu   Section 8(a)(i)(F)
                                              hereof

ORR     John Organ Royalty          percent   Letter of Proposed
        rate as of the date of                Settlement of
        the adjustment                        January 18, 1969,
                                              between John E.
                                              Eunice Organ and
                                              Ayrshire Collieries
                                              Corporation

PRT     Wyoming severance            $/MMbtu   Section 8(a)(i)(C)
        taxes and Campbell                     hereof
        County, Wyoming ad
        valorem taxes on
        production

PRTR    Wyoming severance tax        percent    Wyoming Statutes
        rate and the Campbell                   Section 39-6-302
        County, Wyoming ad                      (1992) and the
        valorem tax rate on                     Campbell County,
        production as of the                  Wyoming ad valorem
        date of the adjustment                tax rate on
        production                              Article XV
                                               Section 3 of the
                                               Constitution of
                                               Wyoming

R       Federal Royalties          $/MMBtu     Section
                                               8(a)(i)(E) hereof

RR      Federal Royalty rate       percent     Federal Coal
        at the Mine as of the                  Leases,
        date of the adjustment                 W-0313773
        calculation

S       Statutory Depletion        $/MMBtu     Section
                                               8(a)(i)(D)
                                               hereof

TDC     Total Direct Costs at          $       Tax returns
        the Mine related to                    including
        the adjustment period                  all amendments
        as calculated by                       filed by
        Seller and accepted by                 Seller and
        the State of Wyoming                   accepted by the
                                               Wyoming Department
                                               of Revenue

TR      Federal corporate          percent     Title 26 United
        income tax rate as of                  States Code
        the date of the                        Section
        adjustment (34% in                     11(b)(1)(c)
        1992)                                  (1992)

TT      Total coal tonnage         Tons        Seller's records
        produced at the Mine
        during the three
        months beginning on
        the date of adjustment


          (B) The equations used to determine values for items of the RTRC calculated by equations are:

               (1)  BLT = (CP-BLT) (BLR/100)
                    but not more than the statutory maximum
                    per ton expressed as $/MMBtu based on
                    8300 Btu/lb.

               (2)  R + (CP) (RR) (FRT)/((TT) (100))

               (3) PRT = (((CP-R-ORG-BLT-PRT) (MDC/TDC))+

                   ORG+BLT+PRT) (PRTR)/100

               (4) ORG = (CP-BLT-PRT-
                   R+((.20) (FRT)/(TT)))) (ORR/100

               (5) S = (CP-R-ORG) (FDR-CDR) (TR)/10,000

               (6) CP = IC+R+ORG+PRT+BLT+S

               These equations shall be solved and the equation determined items of the RTRC calculated simultaneously by direct substitution iteration until no change is noted in the sixth decimal place in each of the variables on both sides of the equal sign in each equation and the resultant items of the RTRC shall be rounded to six decimal places. The non-variable values shall be input to four decimal places. The above equations exclude the Reclamation Fee (however, it is agreed that if the current statutory amount of such Fee is changed by a New Law, then the difference between the amount imposed by the New Law and the current amount shall be included in the RTRC calculations) and Amax Land Royalties from the appropriate equations in effect on January 1, 1993, because of their inclusion in the IC. If, as a result of an action of a third party, any of the above equations no longer accurately determines the value of the applicable ' item of the RTRC, then an appropriate change in such equations) shall be made; provided, if, in calculating values for items (3), (4) and (5) of the RTRC enumerated above, a third party, as of December 31, 1992, deducted amounts for the Reclamation Fee and/or Amax Land Royalties, then amounts for the Reclamation Fee and/or Amax Land Royalties shall never be used in calculating such values hereunder and the changed equations) shall replace the appropriate above equations). In such event Seller shall submit revised equations to Buyers, along with supporting documentation, for Buyers' written approval, which shall not unreasonably be withheld.

          (C)  The Wyoming severance taxes and Campbell County
          (Wyoming) ad valorem taxes on production item of the RTRC shall be calculated by the equation specified in
          Section 8 (a) (i) (B) (3) hereof. An example calculation is shown on Exhibit C hereto.

          (D) The statutory depletion item of the RTRC shall be calculated by the equation specified in Section 8(a)(i)(B)(5) hereof. An example calculation is shown on Exhibit C hereto.
          (E) The Federal Royalty item of the RTRC shall be calculated by the equation specified in Section 8(a)(i)(B)(2) hereof. An example calculation is shown on Exhibit C hereto.

          (F) The John Organ Royalty item of the RTRC shall be calculated by the equation specified in Section
          B(a)(i)(B)(4) hereof.

          An example calculation is shown on-Exhibit C hereof.

          G) The Federal Black Lung Excise Tax item of the RTRC shall be calculated by the equation specified in Section 8(a) (i) (B) (1) hereof. An example calculation is shown on Exhibit C hereto.

    (ii)  Adjustment of IC.     As of January 1, 1993, the IC
          shall be $0.3455/MMBtu and shall thereafter be adjusted Quarterly during each Contract Year. The IC for an Adjustment Quarter shall be determined by multiplying the amount of the IC for the previous Quarter by the Quarterly Adjustment Ratio for such Adjustment Quarter. The product of such calculation shall be rounded to four decimal places. If any information needed for the calculation of the Quarterly Adjustment Ratio is not available until after the beginning of an Adjustment Quarter, the calculation of the Quarterly Adjustment Ratio shall be applied retroactively to the beginning of such Adjustment Quarter. Seller shall use all reasonable efforts to provide Buyers with documentation to substantiate the use of all calculations, whether based upon estimated amounts or actual amounts, together with supporting calculations and appropriate documentation, no later than 30 days prior to the beginning of the Adjustment Quarter. If an estimated amount for any item is used in the calculation of the IC, then such amount shall be reconciled with the final actual amount of such item as soon as such actual amount becomes known and, if there is a difference between the two such amounts, then an appropriate invoice shall be issued pursuant to Section 9 (a) hereof. Example calculations are shown on Exhibits D, E and G hereto.


     (b) Incremental Price Calculation and Redetermination. Beginning January 1, 1993, the Incremental Price shall consist of two components: RTRCIP and ICIP and shall be an amount equal to the sum of such components. The Incremental Price shall be calculated from time to time to reflect the respective amounts contained in the RTRCIP and ICIP components. Each of these components shall be calculated pursuant to this Section 8. An - example of the operation of this Section 8 using hypothetical numbers is set forth in Exhibit B and Exhibits D through G hereto. Exhibit B and Exhibits D through G are representative of the actual methods and procedures which Buyers and Seller have agreed shall be followed, except as otherwise provided for in this Agreement, in making the calculations.
     (i)  Calculation of RTRCIP.       The RTRCIP shall be an
          amount equal to the sum of the values of the items of the RTRCIP set forth in Sections 8(b) (i) (C), (D),
          (E),(F) and (G) hereof and any items added pursuant to
          Section 8 (c) (i) hereof. Such values shall be calculated Quarterly beginning January 1, 1993, and at any other time that a change occurs in the respective amount of any item included in the RTRCIP. Calculations shall be made using actual amounts unless such actual amounts are not available in which case reasonable estimated amounts shall be used. Documentation to substantiate the use of such actual or reasonable estimated amounts shall be provided by Seller to Buyers at the time Seller notifies Buyers of any change in the RTRCIP. If an estimated amount for any item is used in the calculation of the RTRCIP, then such amount shall be reconciled with the final actual amount of such item as soon as such actual amount becomes known and, if there is a difference between the two such amounts, then an appropriate invoice shall be issued pursuant to Section 9(a)hereof. The value of each item of the RTRCIP and the CIP shall be solved to six decimal places. The respective values of the items of the RTRCIP shall be added together and the result thereof, shall be rounded to four decimal places to determine the RTRCIP. Such calculations shall be made pursuant to the following procedures and formulas:

     (A) The symbols, descriptions, units of measure and data sources used to determine values for the items of the RTRCIP calculated by equations, set forth in Section 8 (b) (i) (B) hereof, are set forth in the RTRCIP EQUATION RELATED SYMBOLS TABLE below:

                 RTRCIP EQUATION RELATED SYMBOLS TABLE


Symbol  Description            Measure    Units of Data Source
BLR     Federal Black Lung     percent    Title 26 United
        Excise Tax Rate as of             States Codes Section
        the date of adjustment            4121 (1992) and Title
                                          26 Code of Federal
                                          Regulations Section
                                          48.4121-1 (1992)

BLT     Federal Black Lung
        Excise Tax              $/MMBtu   Section 8(b)(i)(G)

CDR     Current Federal         percent   Title 26 United
        Statutory Depletion               States Code sections
        rate as of the date of            29(a)(2) and
        the adjustment                    613(b)(4) (1992)

CIP     Calculated incremental   $/MMBtu  Section 8(b)(i)(B)(6)
        price variable                    hereof


FDR     Fixed Federal            percent   Title 26 United
        Statutory Depletion                States Code Section
        Rate (10%)                         613(b)(4) (1984)

FRT     All coal produced from    Tons     Seller's records
        Federal leases at the
        Mine subject to
        royalty assessment
        based on percentage of
        value during the three
        months beginning on
        the date of the
        calculation

ICIP    Indexed Component         $/MMbtu   Section 8(b)(ii)
                                            hereof

MDC     Total Direct Mining         $       Seller's records
        Costs at the Mine
        related to the
        adjustment period as
        calculated by Seller
        and accepted by the
        State of Wyoming

ORG     John Organ Royalty          $/MMBtu   Section 8(b)(i)(F)
                                              hereof

ORR     John Organ Royalty          percent   Letter of Proposed
        rate as of the date of                Settlement of
        the adjustment                        January 18, 1969,
                                              between John E.
                                              Eunice Organ and
                                              Ayrshire Collieries
                                              Corporation

PRT     Wyoming severance            $/MMbtu   Section 8(b)(i)(C)
        taxes and Campbell                     hereof
        County, Wyoming ad
        valorem taxes on
        production

PRTR    Wyoming severance tax        percent    Wyoming Statutes
        rate and the Campbell                   Section 39-6-302
        County, Wyoming ad                      (1992) and the
        valorem tax rate on                     Campbell County,
        production as of the                  Wyoming ad valorem
        date of the adjustment                tax rate on
        production                              Article XV
                                               Section 3 of the
                                               Constitution of
                                               Wyoming

R       Federal Royalties          $/MMBtu     Section
                                               8(b)(i)(E) hereof

RR      Federal Royalty rate       percent     Federal Coal
        at the Mine as of the                  Leases,
        date of the adjustment                 W-0313773
        calculation

S       Statutory Depletion        $/MMBtu     Section
                                               8(b)(i)(D)
                                               hereof

TDC     Total Direct Costs at          $       Tax returns
        the Mine related to                    including
        the adjustment period                  all amendments
        as calculated by                       filed by
        Seller and accepted by                 Seller and
        the State of Wyoming                   accepted by the
                                               Wyoming Department
                                               of Revenue

TR      Federal corporate          percent     Title 26 United
        income tax rate as of                  States Code
        the date of the                        Section
        adjustment (34% in                     11(b)(1)(c)
        1992)                                  (1992)

TT      Total coal tonnage         Tons        Seller's records
        produced at the Mine
        during the three
        months beginning on
        the date of adjustment

     (B) The equations used to determine values for items of the RTRCIP calculated by equations are:

     (1)  BLT = (CIP-BLT)(BLR/100)
          but not more than the statutory maximum per ton expressed as $/MMBtu based on 8300 Btu/lb.

     (2)  R = (CIP)(RR)(FRT)/((TT)(100))

     (3)  PRT = (((CIP-R-ORG-BLT-PRT) (MDC/TDC)) +ORG+ BLT+PRT)
          (PRTR) /100

     (4)  ORG = (CIP-BLT-PRT-R+
               ((.20) (FRT) / (TT))) (ORR) /100

     (5)  S = (CIP-R-ORG)(FDR-CDR)(TR)/10,000

     (6)  CIP = ICIP+R+ORG+PRT+BLT+S


These equations shall be solved and the equation determined items of the RTRCIP calculated simultaneously by direct substitution iteration until no change is noted in the sixth decimal place in each of the variables on both sides of the equal sign in each equation and the resultant items of the RTRCIP shall be rounded to six decimal places. The non-variable values shall be input to four decimal places. The above equations exclude the Reclamation Fee (however, it is agreed that if the current statutory amount of such Fee is changed by a New Law, then the difference between the amount imposed by the New Law and the current amount shall be included in the RTRCIP calculations) and Amax Land Royalties from the appropriate equations in effect on January 1, 1993, because of their inclusion in the ICIP. If, as a result of an action of a third party, any of the above equations no longer accurately determines the value of the applicable item of the RTRCIP, then an appropriate change in such equations) shall be made provided, if, in calculating values for items (3), (4) and (5) of the RTRCIP enumerated above, a third party, as of December 31, 1992, deducted amounts for the Reclamation Fee and/or Amax Land Royalties, then amounts for the Reclamation Fee and/or Amax Land Royalties shall never be used in calculating such values hereunder and the changed equations) shall replace the appropriate above equations). In such event Seller shall submit revised equations to Buyers, along with supporting documentation, for Buyers' written approval, which shall not unreasonably be withheld.

     (C)  The Wyoming severance taxes and Campbell County
          (Wyoming) ad valorem taxes on production item of the RTRCIP shall be calculated by the equation specified in
          Section 8(b)(i)(B)(3) hereof. An example calculation is shown on Exhibit F hereto.

     (D) The statutory depletion item of the RTRCIP shall be calculated by the equation specified in Section
          8(b)(i)(B)(5) hereof. An example calculation is shown on Exhibit F hereto.

     (E) The Federal Royalty item of the RTRCIP shall be calculated by the equation specified in Section
          8(b)(i)(B)(2) hereof. An example calculation is shown on Exhibit F hereto.

     (F) The John Organ Royalty item of the RTRCIP shall be calculated by the equation specified in Section
          8(b)(i)(B)(4) hereof. An example calculation is shown on Exhibit F hereto.

     (G) The Federal Black Lung Excise Tax item of the RTRCIP shall be calculated by the equation specified in Section 8 (b) (i) (B) (1) hereof. An example calculation is shown on Exhibit F hereto.

    (ii) Adjustment of ICIP. As of January 1, 1993, the ICIP shall be $0.1540/MMBtu and shall thereafter be adjusted Quarterly during each Contract Year. The ICIP for an Adjustment Quarter shall be determined by multiplying the amount of the ICIP for the previous Quarter by the Quarterly Adjustment Ratio for such Adjustment Quarter. The product of such calculation shall be rounded to four decimal places. If any information needed for the calculation of the Quarterly Adjustment Ratio is not available until after the beginning of an Adjustment Quarter, the calculation of the Quarterly Adjustment Ratio shall be applied retroactively to the beginning of such Adjustment Quarter. Seller shall use all reasonable efforts to provide Buyers with documentation to substantiate the use of all calculations, whether based upon estimated amounts or actual amounts, together with supporting calculations and appropriate documentation, no later than 30 days prior to the beginning of the Adjustment Quarter. If an estimated amount for any item is used in the calculation of the ICIP, then such amount shall be reconciled with the final actual amount of such item as soon as such actual amount becomes known and, if there is a difference between the two such amounts, then an appropriate invoice shall be issued pursuant to Section 9 (a) hereof. Example calculations are shown on Exhibits D, E and G hereto.

   (iii) Market Redetermination. Notwithstanding anything contained to the contrary in this Agreement, and in addition to all other rights of the parties contained herein, it is agreed that a redetermination of the Incremental Price shall be made hereunder. The purpose of such redetermination is to change the Incremental Price so that it is reflective of the then current market price for similar Powder River Basin coal sold to utility purchasers buying coal for their own consumption under five year coal supply agreements commencing at the time of the redetermination for the purchase of approximately 1,000,000 tons of coal per year and containing terms and conditions as set forth in Exhibit L attached hereto and hereby made a part hereof (hereinafter such current market price referred to as the "Market Price").

          Redeterminations of the Incremental Price pursuant to this Section 8(b)(iii) shall be effective on January 1, 1998, January 1, 2003, January 1, 2008, January 1, 2013
          and January 1, 2018.

          Redetermination shall be initiated by Buyers serving written notice to Seller of the selection of their Consultant no later than August 15 prior to the Contract Year in which such redetermination of the Incremental Price shall become effective. Upon receipt of such notice, Seller, within 10 days, shall notify Buyers of which Consultant it has chosen to determine the Market Price.

          After each party has received its Consultant's determination of the Market Price, Agent/operator and Seller shall compare their Consultants' Market Prices, on or before October 5. If either one of the Market Prices is within five percent of the simple arithmetic average of the two Consultant's Market Prices, then the simple arithmetic average of the two Market Prices shall be the Incremental Price which will be effective on such respective January 1. If neither of the Consultant's Market Price is within five percent of the simple arithmetic average, as shown on Exhibit J-1 hereto, then a third and fourth Consultant shall be selected in a random drawing from the list contained on Exhibit K hereto. The third Consultant selected shall be contacted within 10 Business Days to ascertain if such Consultant can determine a Market Price by December
          1. If the third Consultant cannot make such a timely determination, then the fourth Consultant shall be contacted as soon as possible to see if it can make such a timely determination. This process shall be repeated, if necessary, until a Consultant is selected and if the process is delayed beyond the applicable January 1, the resulting Incremental Price shall be applied retroactively to such applicable January 1. Any communications with the third or fourth or subsequent Consultant must be made simultaneously by both Agent/Operator and Seller. When the Consultant has determined the Market Price, the Incremental Price, which will become effective on each respective
          January 1, shall be the simple arithmetic average of all three Consultant's Market Prices, as shown on Exhibit J-2 hereto. The ICIP effective on each respective January 1 shall be solved by using the Incremental Price and the formulas and non-variable inputs used to calculate each respective January 1 RTRCIP.
     (c)     New  Laws.  After  December  31,  1992,  Seller's
Law Costs shall be calculated by Seller and the amount (whether an increase or decrease) of such change shall be included in either the RTRC or the IC as an item of cost as provided for below:
          (i)  Classification of Seller's Laws Cost.

          (A) If an item of cost occasioned by a New Law is a specific amount per ton or other measure and is not then an item of the RTRC, then it shall become an item of and be included in the RTRC on the basis of the specific amount per ton, converted to the equivalent dollars per MMBtu based upon 8,300 Btu's per pound, retroactively to the date the New Law first affected Seller's Laws Cost.

          (B) If an item of cost occasioned by a New Law is calculated as a percent of Seller's revenue from the sale of coal from the Mine less applicable deductions, if any, and is not then an item of the RTRC, then it shall become an item of and be included in the RTRC on the basis of an amount calculated pursuant to the procedures set forth in Section 8 (a) (i) (B) hereof retroactively to the date the New Law first affected Seller's Laws Cost.

          (C) If an item of cost occasioned by a New Law causes Seller's operating costs at the Mine to increase decrease, then such cost shall become an item of and be included in the IC on the basis of an amount calculated pursuant to the procedures set forth in
               Section 8 (c) (ii) or (iii) hereof.

          (D) Any Seller's Laws Cost which can not be classified in one of the preceding sections, shall be classified as either an IC or RTRC cost by mutual agreement of the parties.


          (ii)  IC Related Cost Reduction.

          (A) If Seller's Laws Cost is classified as an IC cost and is a reduction for an item of cost, then Seller and Buyers shall agree on an estimated amount of the cost reduction and the IC shall be reduced by such amount retroactively to the date such New Law first affected Seller's Laws Cost and this estimated amount shall continue to be used in calculating the IC until Buyers and Seller agree to an amount pursuant to Section 8(c)(ii)(B) hereof.

          (B) After the IC has been reduced pursuant to Section 8(c)(ii)(A) hereof for the Survey Period, the actual amount of reduction for such item of cost shall be determined. Seller shall calculate and present to Buyers, Seller's determination of the actual amount of such cost reduction for each Quarter of the Survey Period. Buyers or Buyers' representative shall have the right at Buyers' expense to review Seller's applicable records to independently calculate and present to Seller, Buyers' determination of the actual amount of such cost reduction for each Quarter of the Survey Period. Such review shall include an eight Quarter period commencing four Quarters previous to the first Quarter of the Survey Period. Buyers' review shall be completed within 120 days after Buyers or Buyers' representative has received all necessary data and information from Seller.
               Seller and Buyers shall then review the
               available-data and agree on the
               actual cost reduction for each Quarter of the Survey Period.

          (C) After Buyers and Seller have reached an agreement pursuant to Section 8(c)(ii)(B) hereof, the Price for each Quarter of the Survey Period shall be recalculated based upon the new values of the IC (which shall reflect the actual amount of such cost reduction). The total amount paid by Buyers for Coal delivered during the Survey Period shall be compared with the total amount that would have been
             paid by Buyers if the recalculated Price had been in effect and Buyers' account shall either be credited or debited, as the case may be, for the amount of any difference between such total amounts.

          (D) After Buyers and Seller have reached an agreement pursuant to Section 8(c)(ii)(B) hereof, the weighted average actual amount of such cost reduction for such item of cost shall be calculated for the Survey Period. For purposes of calculating the IC pursuant to Section 8(a)(ii) hereof for all
                Quarters subsequent to the Survey Period such weighted average actual amount of such cost reduction shall replace the estimated amount previously included in the IC for the fourth
                 Quarter of the Survey Period.

          (iii)  IC Related Cost Increase.

          (A) If Seller's Laws Cost is classified as an IC cost and is an increase f or an item of cost, then
                    Seller and Buyers shall agree on an estimated
                  amount of the cost increase and include such amount in the IC retroactively to the date the New Law first affected Seller's Laws Cost and this estimated amount shall continue to be used in calculating the IC until Buyers and Seller agree to an amount pursuant to Section 8(c)(iii)(B) hereof.

          (B) After an item of cost has been included in the IC pursuant to Section 8(c)(iii)(A) hereof for the
                Survey Period, the actual amount of increase for
               such item of cost shall be determined.   Seller
                  shall calculate and present to Buyers, Seller's determination of the actual amount of such cost increase for each Quarter of the Survey Period.

                Buyers or Buyers's representative shall have the
                  right at Buyers' expense to review Seller's applicable records to independently calculate and present to Seller, Buyers' determination of the actual amount of such cost increase for each Quarter of the survey Period.

                Such review shall include an eight Quarter period commencing four Quarters previous to the Quarter during which the IC was first increased and shall be completed within 120 days after Buyers or
                Buyers' representative has received all necessary
                  data and information from Seller. Seller and Buyers shall then review the available data and agree on the actual cost increase for each Quarter of the Survey Period.

          (C) After Buyers and Seller have reached an agreement pursuant to Section 8(c)(iii)(B) hereof, the
                Price for each Quarter of the Survey Period shall be recalculated based upon the new values of the IC (which shall reflect the actual amount of such cost increase). The total amount paid by Buyers for Coal delivered during the Survey Period shall be compared with the total amount that would have been paid by Buyers if the recalculated Price had been in effect and Buyers, account shall either be credited or debited, as the case may be, for the amount of any difference between such total amounts.

          (D) After Buyers and Seller have reached an agreement pursuant to Section 8 (c) (iii) (B) hereof, the weighted average actual amount of such cost increase for such item of cost shall be calculated for the Survey Period. For purposes of calculating the IC pursuant to Section 8(A)(ii) hereof for the first Quarter after the Survey Period, such weighted average actual amount of such cost increase shall replace the estimated amount previously included in the IC for the fourth Quarter of the Survey Period.

          (iv) ICIP and RTRCIP Adjustments. If a classification of Seller's Law Costs pursuant to Section 8(c)(i) hereof results in an adjustment in the RTRC or IC then a similar adjustment shall be made to the RTRCIP or ICIP, as the case may be. If adjustments to the RTRC or IC made pursuant to Section 8 (c) hereof result in a change in the Price, then a similar adjustment shall be made to the Incremental Price based upon the corresponding changes to the RTRCIP and the ICIP.

     (d) Additional Charge Adjustment. As of January 1, 1993, the Additional Charge shall be $0.0150/MMBtu and shall thereafter be adjusted Quarterly during each Contract Year. The Additional Charge for an Adjustment Quarter shall be determined by multiplying the previous Quarter's Additional Charge by the Quarterly Adjustment Ratio for such Adjustment Quarter. The product of such calculation shall be rounded to four decimal places. If any information needed for the calculation of the Quarterly Adjustment Ratio is not available until after the beginning of an Adjustment Quarter, the calculation of the Quarterly Adjustment Ratio shall be applied retroactively to the beginning of such Adjustment Quarter. Seller shall use all reasonable efforts to provide Buyers with documentation to substantiate the use of all calculations, whether based upon estimated amounts or actual amounts, together with supporting calculations and appropriate documentations, no later than 30 days prior to the beginning of the Adjustment Quarter.
An example calculation is shown on Exhibit H hereto.
     (e) Procedure in the Event Indices are Discontinued or Changed. Buyers and Seller hereby agree that the indices used to adjust the Price and Incremental Price are not intended to reflect the changes in Seller's costs of providing Coal hereunder or the change in the general market price for coal. The sole purpose in using the various indices is to afford the parties a method whereby the Price and Incremental Price can be adjusted.
     If any index referred to in this Agreement is changed, discontinued or unavailable for (i) four or more months out of any two consecutive Quarters, if using monthly indices, or (ii) two consecutive Quarters, if using Quarterly indices such that the current index cannot be calculated, then the parties shall undertake in good faith to agree upon a substitute index. If an index is only temporarily unavailable then said index shall be calculated as provided for in Exhibit E attached hereto and hereby made a part hereof or some other mutually agreed to method. If the base period of one or more of the indices used in this Agreement changes, such indices will continue to be used, but the index values used in the Prior Index calculation will be changed to the index values for the new base period.
     Section 9.  Billing and Payment.
     (a) Semi-Monthly Invoicing. Each month, Seller shall render two invoices and Buyers shall make two payments covering the quantity of Coal delivered during such month. Such quantity shall be determined using weights determined pursuant to Section 10 hereof and calorific value determined pursuant to Section 11
hereof.   The first invoice shall cover Coal delivered by Seller
during the first 15 days of the month and shall be mailed to Buyers within five Business Days thereafter. Buyers shall pay the first invoice within nine Business Days of the date upon which such first invoice is received. The second invoice shall cover Coal delivered by Seller from the 16th day to the last day of the month and shall be mailed to Buyers within five Business Days after the last day of the month. Buyers shall pay the second invoice within nine Business Days of the date upon which such second invoice is received. Invoices or credit memorandums for retroactive price adjustments and other exceptional circumstance shall be rendered by Seller as promptly as possible. Buyers shall make payment on such invoices within nine Business Days of receipt of an invoice.
     (b) Monthly   Allocation   of Annual Base Quantity and
Incremental Quantity.   The Annual Base Quantity shall be
apportioned monthly by dividing the Annual Base Quantity by 365 and multiplying the result by the number of days in each month, assuming that February always has 28 days in it. The result for each month shall be called the Monthly Base Quantity. In any month where the quantity of Coal shipped exceeds the Monthly Base Quantity, the quantity of Coal which exceeds the Monthly Base Quantity shall be deemed to be Incremental Quantity Coal.
Such Incremental Quantity Coal shall be invoiced at the applicable Incremental Price in the second invoice of each month as provided in Section 9 (a) hereof.
     (c) Annual True-up of the Annual Base Quantity. The amount paid by Buyers for the Annual Base Quantity shall be trued-up at the end of each Contract Year if: (i) Buyers, during any Contract Year, fail to take delivery of the Annual Base Quantity (less any adjustments allowed pursuant to the terms of this Agreement) and have been invoiced for Incremental Quantity Coal during the Contract Year, Buyers shall pay to Seller the difference between the Price and the Incremental Price, as the Price and Incremental Price existed on December 31 of the Contract Year, multiplied by the quantity of Incremental Quantity Coal invoiced by Seller during such Contract Year pursuant to Section 9(b) above; or (ii) Buyers, during any Contract Year, take delivery of more than the Annual Base Quantity (less any adjustments allowed pursuant to the terms of this Agreement) and the quantity of Coal invoiced by Seller at the applicable Price during such Contract Year is less than the Annual Base Quantity (less any adjustments allowed pursuant to the terms of this Agreement), then Buyers shall pay to Seller the difference between the Price and the Incremental Price, as those Prices existed on December 31 of such Contract Year, multiplied by the difference between the Annual Base Quantity (less any adjustments allowed pursuant to the terms of this Agreement) and the quantity of Coal invoiced by Seller at the applicable Price during such Contract Year. Seller shall invoice Buyers for any amount to be paid under the provisions of this Section 9(c) within 10 Business Days after the end of the Contract Year. Buyers shall pay such amount within 15 Business Days after receipt of such invoice. Example calculations of the true-up are set forth in Exhibit N hereto.
     (d)  Method of Payment.  All payments required by this
Section 9 shall be made by electronic funds transfer via ACH in U.S. currency for the invoiced amount to the account of Seller numbered 72-51807 at Continental Illinois National Bank, ABA Number 071-000039, Chicago, Illinois 60693 or any other bank and account specified by Seller.
    Section 10.  Weights.
     (a)  Weights.   The weights of the Coal delivered hereunder
shall be determined on Seller's Scales at the point of delivery. The weights thus determined shall be accepted as the weight of Coal for which invoices are to be rendered and payments made in accordance with Section 9 hereof. Seller shall furnish the railroad transporting the Coal with copies of the weights thereby determined in accordance with the rail tariff or contract in effect at any given time. Seller's Scales shall be inspected and certified by the State of Wyoming or an entity mutually agreed upon by Buyers and Seller at intervals of approximately six months and Agent/operator shall be furnished with a copy of the certification. Seller shall use its best efforts to notify Agent/Operator approximately 15 Business Days prior to any scale inspection and certification.
     (b) Missed Weights. In the event that 50 percent or more of the individual railcar weights from a unit train are available from Seller's Scales, the average of the available railcar weights from that unit train will be used for any unavailable weights. In the event that less than 50 percent of the individual railcar weights from a unit train are available from Seller's Scales, the average railcar weights from the previous 10 unit trains comprised of similar railcars from the same Coal source shipped to the Energy Center will be used for any unavailable weights.
     (c) Weighing Audits and Adjustments. Buyers shall have the right to have a representative present at any and all times to observe weighing of the Coal and inspection and certification of Seller's Scales. If any party should at any time question the accuracy of Seller's Scales, such party may request a prompt test of Seller's Scales at its expense by the State of Wyoming or an entity mutually agreed upon by Agent/Operator and Seller. If any such test reveals an error in weight in excess of one and one-half percent, then the weights of Coal shipped during one-half of the period since the last preceding test shall be adjusted by the amount of the error shown, an appropriate debit or credit memorandum shall be furnished to Buyers by Seller and Seller's Scales shall be promptly adjusted at Seller's expense.
     Section 11.  Sampling and Analysis.
     (a) Sampling Procedure. Coal to be delivered hereunder shall be sampled at the Mine, Belle Ayr Mine or Alternate Source Mine on a continuous basis:
      (i)  at the batch loading sampling system or
     (ii)  prior to ultimate loading into railcars.

     Such sampling shall be performed in accordance with methods approved by ASTM, as the same may be supplemented or modified from time to time, or by such other methods as may mutually be agreed upon by Seller and Buyers. Gross samples of Coal so taken shall represent a unit train shipment; be representative of, and identified as to, each shipment of Coal delivered hereunder to Buyers; and be taken by equipment and in manners that meet the requirements of ASTM Standard D2234 (Standard Test Methods for Collection of a Gross Sample of Coal). Sampling may also be done by Buyers at destination. Buyers and Seller shall each have the right to have a representative present in order to observe any sampling and analysis done by the other and to take check samples of the Coal. All of Seller's samples shall be divided into three parts in the manner specified by ASTM Standard D2013 (Standard Method of Preparing Coal Samples for Analysis) and put into suitable airtight containers. One part shall be retained and analyzed by Seller pursuant to applicable ASTM Standards; one part shall be delivered to Agent/Operator or Buyers' designee by mutually agreeable means and analyzed by Buyers pursuant to applicable ASTM Standards; and the third part shall be retained by Seller in one of the aforesaid containers, properly sealed and labeled, for not less than 30 days after the last day of the month in which the sample was taken, to be analyzed if a dispute arises due to a difference between Buyers' and Seller's analysis.
     (b) Analysis Procedures. Seller shall perform a "short proximate" (for moisture, ash, sulfur and gross calorific value) analysis and any other analyses mutually agreed upon for each shipment as soon as practicable upon completion of loading and shall notify Agent/Operator of the results thereof prior to receipt of the Coal at the Energy Center. The analysis methods for moisture, ash, sulfur, gross calorific value and coal size designation shall be performed in accordance with ASTM Standards D3302 (Standard Test Method for Total Moisture in Coal), D3174 (Standard Test Method for Ash in the Analysis Sample of Coal and Coke from Coal), D4239 (Standard Test Methods for Sulfur in the Analysis Sample of Coal and Coke Using High Temperature Tube Furnace Combustion Methods), D3286 (Standard Test Method for Gross Calorific Value of Coal and Coke by the Isoperibol Bomb Calorimeter) and D4749 (Standard Test Method for Performing the Sieve Analysis of Coal and Designating Coal Size). The procedure for determining grindability shall be agreed to in writing by Buyers and Seller. Each party hereto shall assume the cost of all sampling and analyses performed by it. The analysis of the third part of any sample, should its analysis be found necessary, shall be made by an independent commercial testing laboratory (pursuant to applicable ASTM Standards), mutually chosen, and the results of such analysis shall be controlling. The cost of the analysis made by such commercial laboratory shall be shared equally by Seller and Buyers.
     (c) Analysis Reports. Seller shall mail copies of each shipment analysis and monthly analyses to Agent/Operator as completed and, further, shall furnish a monthly report to Agent/Operator, including a summary of the individual shipment analyses and weights serving as the basis for invoicing.
Such analyses shall be deemed acceptable and binding unless protested by Agent/Operator within 30 days after receipt of the applicable monthly report.
     Section 12.  Records and Audits.
     (a) Recordkeeping. Seller shall keep accurate and satisfactory records and books of account in compliance with generally accepted accounting principles showing all weights and analyses of Coal, costs, payments, invoices, and/or revisions, adjustments, credits, debits pertaining to Price, Incremental Price, Deficient Quantity Charge, Additional Charge and annual true-up of Annual Base Quantity pursuant to Section 9(c) hereof and all other information and data required for the purposes of this Agreement ("Records").
     (b) Records' Revisions - Calculations. Each time the Records are revised in accordance with this Agreement and at any other time upon 30 days' notice in writing from Buyers, Seller shall furnish to Buyers a detailed statement showing the revisions and/or calculations of the Records and the basis thereof.
     (c) Right to Audit. At all reasonable times, Agent/operator shall have the right to have the applicable Records audited at Agent/Operator's expense for the purpose of verifying all Records. Such audit shall be mutually scheduled at least 30 days prior to the start of the Audit.
     (d) Right to Audit Invoiced Items. The Invoiced Items shall consist of the Price, Incremental Price, Deficient Quantity Charge, Additional Charge and any annual true-up payment.
The Invoiced Items shall be binding upon Buyers unless the audit is completed, the written audit report is submitted to Seller, and Buyers take exception to said Invoiced Items within one year of the end of the Contract Year in which any change was made to an Invoiced Item. At Agent/Operator's option any audit shall be made:
          (i) by the nationally recognized firm of certified public accountants as shall then be retained by Seller or Buyers or;

              (ii) by Buyers' internal audit staffs.


     Such audit report shall set forth, in reasonable detail, all data necessary to verify any such adjustments of the Invoiced
Items.    Any errors made by Seller in making such adjustments as
disclosed by any such audit shall be promptly corrected by making appropriate retroactive changes, except that claimed errors resulting from an interpretation of this Agreement by such auditors not agreed to by Seller's General Counsel shall be subject to resolution pursuant to Section 16 hereof.
     Section 13.  Force Majeure.
     (a) Defined. As used herein, the term "Force Majeure shall mean any and all causes beyond the control and without fault or negligence of the party affected thereby, including, without limitation, acts of God, acts or orders of public authorities (including civil and military authorities and courts of competent jurisdiction) , acts of the public enemy, embargoes, insurrections, riots, labor disputes, labor or material shortages, fires, explosions, floods, river freeze-ups, breakdowns of or damage to plants, equipment or facilities (including emergency outages of equipment or facilities to make repairs to avoid breakdowns thereof or damage thereto) which wholly or partially prevent or interfere with the mining, hauling, processing or loading of Coal by Seller or the receiving, transporting and/or delivering by the carrier thereof, or the utilizing thereof by Buyers.
     (b)  Effect Hereunder.   If, because of Force Majeure, any
party hereto is unable to carry out any of its obligations under this Agreement (other than the obligation of a party to pay money in connection with the performance of this Agreement), and if such party shall promptly give to the other parties concerned written notice of such Force Majeure, then the obligation of the party giving such notice shall be suspended to the extent made necessary by such Force Majeure and during its continuance; provided, the party giving such notice shall use its best efforts to eliminate the cause of such Force Majeure insofar as possible with a minimum of delay; provided further, any party shall have the right to settle or resolve any labor dispute with its employees in its sole discretion. The parties receiving notice shall, within 30 days, accept or reject the claim of Force Majeure; provided, such party shall have been afforded reasonable time and access to appropriate personnel and records to investigate the Force Majeure.
     (c) Deficiencies in Delivery. Any deficiencies in delivery of Coal hereunder caused by a Force Majeure which are related to the transportation of Coal from the Mine, Belle Ayr Mine or Alternate Source Mine to the Energy Center, except where Buyers have received notice from the rail carrier transporting Coal that it has incurred a Force Majeure under the rail tariff or contract, shall be made up as soon as possible unless such Force Majeure has a duration of 7 or more consecutive days in which case only that part of the deficiency related to the first 7 days of such Force Majeure will have to be made up. All other deficiencies in deliveries of Coal hereunder caused by Force majeure shall not be made up except by mutual consent. Any quantity of Coal that would have been shipped during a period of Force Majeure shall be credited against the Annual Base Quantity of Coal (by an amount equal to the product obtained by multiplying the number of days of such suspension by the result obtained by dividing the Annual Base Quantity by 365). In the event Force Majeure causes only a partial reduction in the total quantity of Coal Seller can deliver, Seller shall deliver to Buyers its pro rata share of the coal produced from the Mine, Belle Ayr Mine or Alternate Source Mine, if applicable, during the continuance of such partial reduction.
     (d) Rights to Suspend and Purchase and/or Sell to Others. Either party hereto shall have the right to elect to suspend the purchase or sale of Coal, as the case may be, for the period of time during which such Force Majeure may exist, and Buyers, if they so elect, in the case of an event of Force Majeure (i) declared by Seller without regard to duration or (ii) caused by the inability of Buyers' contract rail carrier(s) to transport Coal from the Mine, Belle Ayr Mine or Alternate Source Mine to the Energy Center for a period of 14 or more consecutive days, shall have the right during such period to purchase coal from other sources and Seller, if it so elects, shall have the right during such period to sell coal to others. The quantity of coal so purchased from other sources shall be credited against the Annual Base Quantity
     If Buyers suspend shipments pursuant to this Section 13, then the Annual Base Quantity shall be reduced by an amount equal to the product obtained by multiplying the number of days of such suspension by the result obtained by dividing the Annual Base Quantity by 365.
     (e) Right to Terminate Agreement. Notwithstanding the foregoing, in the event the party which gave notice of an event of Force Majeure which has caused such party to be unable to comply substantially with such party's obligations hereunder has not substantially eliminated such Force Majeure within 12 months after so notifying the other party, such other party shall have the right, at its option, to terminate this Agreement without any penalty by notifying the party which gave such notice of Force Majeure of its election to do so. Any such termination shall be effective 30 days after the giving of such notice.
     (f) Exception to Force Majeure. Notwithstanding the foregoing provisions of this Section 13, it is expressly understood that any prohibition to take deliveries of, or to utilize Coal subject hereto, which is imposed upon Buyers by means of laws, regulations or orders of a court or administrative body, whether or not such event is beyond the control of Buyers, shall not for the purposes herein negate the provisions set forth in Section 15 hereof.
     Section 14.  Relief From Economic Hardship.
     (a) Notice Required. Seller and Buyers acknowledge the possibility of either party sustaining an economic hardship under this Agreement because of conditions which were unforeseeable on January 1, 1993. At any time either party believes it has sustained an economic hardship under this Agreement and wishes to invoke the provisions of this Section 14 to obtain relief, if any, it shall give notice in writing to the other party setting forth documentary proof of the following:
          (i) the existence, nature, cause, extent and impact of such economic hardship; and

         (ii) the facts establishing that the conditions causing such economic hardship were unforeseeable.


     The party sending such notice shall also state the relief which it considers reasonable and appropriate to eliminate such economic hardship.
     (b) Consideration of Request. Upon receipt of the notice set forth above, the' party receiving such notice shall consider the documentary proof submitted and any other relevant matters, and if (subject to the provisions of section 14(c) hereof), it, in its judgement, finds that the party sending such notice has sustained an economic hardship due to the cause stated in such notice and is entitled to relief hereunder, the party receiving such notice shall give reasonable and appropriate relief to the party sustaining the economic hardship. The party receiving such notice shall not arbitrarily refuse to find that the other party has sustained an economic hardship nor arbitrarily deny reasonable and appropriate relief to eliminate such hardship if found to exist.

     (c) Exceptions. Economic hardship arising from any of the following types of causes or conditions shall not be grounds for relief hereunder:
          (i) where the cause or condition is provided for in this Agreement;
          (ii) where the cause or condition results from a matter involving the internal operations of the party claiming that it has sustained an economic hardship;

          (iii) changes in the market for coal resulting from competitive factors;
          (iv)  availability or costs of alternative fuels; or
           (v) the prohibition to take deliveries of, or to utilize the Coal subject hereto, the effect of which is provided for in Section 15 hereof.

     (d) Effect of Refusal. If the party receiving a request referred to in Section 14(a) hereof, (i) elects to negotiate regarding the matters set forth in such request but an appropriate amendment of this Agreement regarding such matters has not been fully executed within 90 days following the date of such request, or (ii) refuses to agree to or negotiate regarding such matters, then the party which made such request may, with the concurrence of the other party, submit such matters to arbitration pursuant to Section 16 hereof or, if the other party does not agree to submit such matters to arbitration hereunder, exercise any other right or remedies available to it at law or in equity.
     Section 15. Compliance with Anti-Pollution Laws and
Regulations, etc.
     (a) Termination Charge. The parties hereto recognize that, during the Term, legislative, administrative or regulatory bodies or courts having competent jurisdiction over the subject matter herein may enact laws, regulations, or issue orders such as, but not limited to, those relating to air pollution, the effect of which will make it impossible or impractical for Buyers to utilize the Coal subject hereto without substantially changing or altering its utilization, equipment or transportation to the Energy Center. Any such laws, regulations or orders may pertain to, but would not necessarily be limited to, sulfur content of the Coal. If any such laws, regulations or orders are imposed and, as a result thereof, Buyers, in their sole judgment, decide that it will be to their best interest not to utilize the Coal subject hereto, notwithstanding the provisions of this Agreement to the contrary, Buyers shall have the right to terminate this Agreement; provided, before Buyers can terminate this Agreement pursuant to this Section 15, Buyers and Seller shall meet to attempt to develop a plan that would allow Buyers to continue to utilize the Coal under this Agreement. Seller shall pay all costs to develop any plan contemplated by this Section 15, including, but not limited to, any professional services incurred
by Buyers.   The plan design and costing shall be approved by
Buyers in their sole discretion. The plan design, development and implementation cost shall be paid by Seller, in its sole discretion. If Seller refuses to pay the total plan design, development and implementation cost, then Buyers may terminate this Agreement pursuant to this Section 15; provided, Buyers agree to pay Seller an annual termination charge
("Termination Charge") for the remaining life of this Agreement. The Termination Charge shall be equal to $0.0120 per MMBtu multiplied by the Annual Base Quantity. During any period in which Buyers are obligated to pay the Termination Charge, Seller shall use its reasonable efforts to sell the Coal which Buyers are obligated to purchase hereunder to others.
     (b) Termination Charge Reduction. After Seller has shipped all of the coal contracted from the Mine to others in any Contract Year, should Seller sell any of the Coal which Buyers were obligated to purchase hereunder during said Contract Year to others at a sales price, which is greater than the Price that would have been in effect for such Contract Year, then, the Termination Charge shall be reduced by an amount equal to the product of the difference between such sales price and Price multiplied by the quantity of such coal sold to others.
     (c) Termination Charge - Effect of Other Contracts. In the event there are other agreements for coal produced at the Mine that contain a similar termination charge that are also terminated, the portion of said contracted quantity that is sold shall be prorated. Said credits are to become effective for all coal sold over and above the total unaffected portion of the Mine's contracted annual production. During any period in which Buyers are obligated to pay the Termination Charge, Seller shall use its reasonable efforts to sell the entire output of the Mine to others.
     (d)  Termination Charge - Seller's Obligation/Buyers'
Recourse.    Rejection by Seller of a bona fide offer to purchase
coal at a price at least equal to that which would then be currently effective under this Agreement shall relieve Buyers of their obligation to pay the Termination Charge attributable to said quantity.  Seller shall keep Buyers informed as to offers and sales of said coal.
     Section 16.  Arbitration.
    (a) Pre-Arbitration Procedure. With respect to any controversy, claim, counterclaim, dispute, difference or misunderstanding arising out of or relating to the interpretation or application of any term or provision of this Agreement ("Dispute") any party may provide written notice to all the other parties by certified mail, return receipt request ("Notice") of the existence of a Dispute. The parties shall for a period of 30 calendar days following the date of the Notice that a Dispute exists engage in good faith discussions and negotiations in an
attempt to resolve such Dispute.   If, by the end of such 30 day
period, unless such period is extended by mutual agreement of the parties, the parties have been unable to resolve such Dispute, they shall have a period of 15 calendar days to mutually agree to arbitrate such Dispute pursuant to the procedure set forth below. If, at the end of such 15 day period the parties have not mutually agreed to arbitrate such Dispute, then such Dispute may be resolved in any federal or state court located in the State of Colorado or the appellate courts thereof.
     (b) Arbitration Procedure. Any arbitration hereunder shall be subject to and conducted pursuant to the procedures set forth in the Rules for Commercial Arbitration of the American Arbitration Association and the Federal Arbitration Act; provided, the parties shall agree prior to arbitration as to whether or not the arbitration award or decision shall be binding upon the parties.
     Section 17.  Notices.
     (a) Notices to be in writing; Exceptions; Methods of
Delivery.     Any notice, request, consent, demand, report or
statement, which is given to or made upon either party hereto by the other party hereto under any of the provisions of this Agreement, shall be in writing unless it is otherwise specifically provided herein, and shall be treated as duly delivered when the same is either (i) personally delivered to the President or a Vice President of Buyers in case of a notice to be given Buyers, or personally delivered to the President or a Vice President of Seller in the case of a notice to be given to Seller, or (ii) deposited in the United States mail, registered or certified, postage prepaid, and properly addressed as follows;
               If the notice is to Buyers:
               Western Resources, Inc.
               P. 0. Box 889
               Topeka, Kansas 66601
               Attention: Executive Vice President - Electric
                          Production

               With a copy to:

               Western Resources, Inc.
               P. 0. Box 889
               Topeka, Kansas 66601
               Attention: Director, Fuels

or to such other officer or such other address as Buyers shall have designated by due notice to Seller; and

               If the notice is to Seller;

               Amax Coal West, Inc.
               165 S. Union Boulevard
               Suite 1000
               P.O. Box 280219
               Lakewood, Colorado 80228-0219
               Attention: Vice President,
                          Law and Governmental Affairs

or to such other officer or such other address as Seller shall have designated by due notice to Buyers.
     (b) Notices as to Operating Matters. Any notice, request or demand pertaining to matters of an operating nature may be delivered by mail, messenger, telephone, telegraph, facsimile, electronic communications or orally to such agent of the party hereto being notified as may be appropriate and, if given by telephone, telegraph or orally, shall be confirmed in writing as soon as practicable thereafter, if the party to whom the notice is given so requests in any particular instance.
     Section 18.  Efficient and Economical operations.
     Seller covenants that all of its activities relating to the production, sale and delivery of Coal subject hereto and activities relating to a New Law in Section 8(c) hereof shall, at all times, be conducted efficiently, economically and in such manner to be consistent with good and standard operating practices and procedures.
     Section 19.  Successors and Assigns.
     This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, this Agreement may not be assigned by either Seller or Buyers without the written consent of all other parties, except
   (i) an assignment of the Mine and Belle Ayr Mine from Seller to another wholly-owned subsidiary of Amax Coal Industries, Inc. or to a wholly-owned subsidiary of Amax Energy, Inc. shall not be considered an assignment of this Agreement and

  (ii) in the following cases where no such consent will be required:

          (A)  pledge, assignment or other security arrangement to
               secure indebtedness incurred for the purpose of or
             in connection with performance under this Agreement,
               specifically including any financing arrangements
               deemed advisable by Seller (such as development carveouts and/or production payments) or any financing arrangements deemed advisable by Buyers
             (such as mortgages and deeds of trust or indentures supplemental thereto relating to the Energy Center);

          (B)  assignment to a successor in interest of a part or
               all of the assets of any party hereto by way of a
             merger, consolidation, sale of substantially all of
               the assets, divestiture pursuant to an order or
               decree of a court, or similar corporate
               reorganization, provided no such
             assignment shall be effective unless and until such assignee shall assume in writing the obligations of the assignor; or

     (C) assignment by any Buyer of its interest, or any part thereof, in this Agreement pursuant to partnership, joint ownership, joint venture or other arrangement with a third party or parties in connection with the ownership and/or operation of the Energy Center.


    Buyers shall not unreasonably withhold their consent to assignment of this Agreement to another company affiliated with AMAX Inc., a New York corporation, provided that AMAX Inc. shall guarantee performance by such affiliate of all obligations under this Agreement.
     Section 20.  Several Interests, Agent/Operator and Liability
of Buyers
     (a) Energy Center Owners. Buyers' respective interests in the Energy Center are:
      Western Resources, Inc.                                 64%
      Kansas Gas and Electric Company                         20%
      Missouri Public Service, a division of UtiliCorp
      United Inc.
8%
      WestPlains Energy, a division of utilicorp United Inc.
8%

     (b) Buyers' Obligations - Several. The property and contractual interests of Buyers in, and their respective rights, duties, obligations and liabilities under this Agreement shall be several and not joint and shall be proportional to their respective interest in the Energy Center. If the respective interests of Buyers in the Energy Center change during the Term, then their respective property and contractual interests in, and their rights, duties, obligations and liabilities under this Agreement shall be adjusted accordingly upon written notice by Buyers to Seller.
     (c) Agent/Operator. Agent/Operator is hereby authorized to act on behalf of all Buyers on all matters arising under this
Agreement.    In particular, Seller shall accept instructions and
commitments of Agent/Operator and such actions by Agent/Operator shall bind all Buyers and Seller in the same manner as if the instructions or commitments were made by each Buyer on its own behalf. Any dispute any Buyer has with Seller shall be prosecuted only by Agent/operator.
     Section 21.  Miscellaneous Provisions.
     (a) Nonwaiver. The failure of any party hereto to insist in any one or more instance upon strict performance of any provision of this Agreement by any other party hereto, or to take advantage of any of its rights hereunder, shall not be construed as a waiver by it of any such provision or the relinquishment by it of any such rights in respect of any subsequent nonperformance of such provision, but the same shall continue and remain in full force and effect.
     (b) Remedies. Each remedy specifically provided for under this Agreement shall be taken and construed as cumulative and in addition to every other remedy provided for herein, by law or inequity.
     (c) Amendments. Any and all amendments, supplements and modifications to this Agreement shall be in writing and signed by the parties hereto.
     (d) Indemnity. Each party hereby agrees to defend, indemnify, save and hold all other parties harmless from and against all loss, cost and expense arising out of injuries to or death of any person or persons resulting from willful acts or negligence of such party, its agents and employees, except that said agreement of indemnity shall not apply to any injuries to or the death of such party's own employees acting within the scope of their employment, even though another party may have been negligent in connection with the related occurrence.
     (e) Headings Not to Affect Construction. The headings to the respective sections and paragraphs of this Agreement are inserted for convenience of reference and are neither to be taken to be any part of the provisions herein nor to control or affect the meaning, construction or effect of the same.
     (f)   Written Instrument Contains Entire Agreement.
     This written instrument contains the entire agreement between the parties hereto in respect of the subject matter, and there are no other understandings or agreements between said parties, or any of them, in respect thereof.
     (g)   Controlling Law and Consent to Jurisdiction.
     This Agreement shall be governed by and construed according to the laws of the State of Colorado. Buyers and Seller hereby irrevocably agree any legal suit, action or proceeding (each an "Action") arising out of or relating, directly or indirectly, to this Agreement shall only be brought in the courts of the State of Colorado or the United States of America for the District of Colorado and any applicable appellate courts (collectively the "Courts") and irrevocably consents to service of process outside the territorial jurisdiction of the Courts. In addition, each party, in its own behalf, irrevocably waives (i) any objection to the laying of venue of any Action brought in the Courts, (ii) any claim that any Action brought in any Court has been brought in an inconvenient forum, and (iii) any objection, with respect to any Action brought in any Court, that such Court does not have jurisdiction over any party.
     (h) Rounding of Calculations. Except as otherwise specified in this Section 21(h) all computations under this Agreement shall be rounded to four decimal places. All originally published index numbers shall not be rounded. The RTRC, IC, RTRCIP and ICIP shall be rounded to the nearest one
ten-thousandth of a dollar.        Tons shall be rounded to the
nearest one-hundredth of a ton.       All aggregate dollar and
Btu amounts shown on an invoice shall be rounded to the nearest whole cent or Btu; and the Price, Incremental Price, Additional Charge and Deficient Quantity Charge shall be rounded to the nearest ten-thousandth of a dollar. However, if there is no nearest one-hundredth of a cent, tenth of a cent, cent, Btu, one ten-thousandth of a dollar or hundredth of a ton, as the case may be, then the relevant number shall be rounded to the nearest even fourth decimal place, one-hundredth of a cent, tenth of a cent, cent, Btu, one ten-thousandth of a dollar or hundredth of a ton. For example, $0.54825 would be rounded to $0.5482 and $0.54835 would be rounded to $0.5484.
provision in any other jurisdiction.
     (i)  Severability of Provisions.   Any provision of this
Agreement which is prohibited or unenforceable under federal or Colorado law shall be ineffective to the extent of such prohibition or enforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
     (j) Execution of Counterparts. This Agreement may be simultaneously executed in any number of counterparts, and all such counterparts shall constitute but one and the same instrument.
     (k) Confidentiality. All of the provisions hereof are confidential and proprietary in nature and shall not be disclosed in whole or in part by any party without the prior written consent of all parties hereto, which consent shall not be unreasonably withheld; except, (i) pursuant to any existing or future order of or upon demand of regulatory bodies having jurisdiction and their staffs, including, but not limited to disclosure to the Kansas Corporation Commission by Buyer, WestPlains Energy, under docket no. 106,850-U, dated April 19, 1977; outside accounting firms retained by a party for audit or tax purposes; outside counsel retained by a party; and any assignee or successor to the Energy Center ownership interests of Buyers; any such disclosures shall be upon a restricted, proprietary and confidential basis; or (ii) as required by law.
     IN WITNESS WHEREOF, the parties have executed this Agreement in their respective corporate names, as of the date first above written.
Attest:        Amax Coal West, Inc.


/s/ George Womack                    By: /s/
 Asst.      Secretary                                  President


Attest:        Western Resources, Inc.


/s/ Richard D. Terrill                   By: /s/ William E. Brown

         Secretary
President
                                            KPL Division

Attest:           Kansas Gas and Electric Company


/s/ Richard D. Terrill           By:/s/ Kent R. Brown
           Secretary                                President
                                   Kansas Gas and Electric
Company


                                 Missouri Public Service, a
                                division of Utilicorp United,
Inc.


/s/                              By:/s/
Assistant Secretary                   Division President


                                       WestPlains Energy, a
division of
                                  Utilicorp United, Inc.


/s/                               By:/s/
Secretary/Assistant                     Division President